EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "**Agreement**") is made and entered into as of March 16, 2022 (the "**Effective Date**"), by and between Jeffrey Kraws (the "**Executive**") and Gridiron BioNutrients Inc., a Nevada (the "**Company**").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and the Executive desires to be employed by the Company on such terms and conditions; and

WHEREAS, the parties desire to enter into this Agreement as of the Effective Date, setting forth the terms and conditions of the employment relationship of the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The Executive's employment hereunder shall be effective as of the date of the Effective Date and shall continue until the fourth (4th) anniversary thereof (the "**Four-Year Term**"), unless terminated earlier pursuant to Section 5 of this Agreement (the "**Initial Term**"). The period during which the Executive is employed by the Company hereunder, as extended or earlier terminated, is hereinafter referred to as the "**Employment Term**".

2. Position and Duties; Collateral Agreements.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of Gridiron BioNutrients inc., reporting to the Board of Directors of Gridiron BioNutrients inc. (the "**Board**"). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility shall be consistent with the Executive's position as CEO.

2.2 Duties. During the Employment Term, the Executive shall function handling the standard industry responsibilities of a CEO. Executive is permitted to engage in all the outside business activities that he is active in as of the time of the signing of this agreement which includes other partnerships, companies, and boards of directors that he is on and/or businesses he currently functions within. He however will not engage in any other business which would be a direct industry competitor to Gridiron BioNutrients in their area of focus: namely, companies engaged in creating synthetic versions of water-soluble schedule 1 drugs. He also may join other boards of Directors and engage in new outside business activities by notifying the Board of Directors in writing prior to accepting new roles or positions.

2.3 Non-Competition. The Executive agrees to not compete with the Company by being an officer of a company that is directly engaged in the business of making synthetic versions of water-soluble schedule 1 drugs that compete against Gridiron BioNutrients inc. products while being CEO of the Company. The Executive furthermore agrees to maintain and adhere to Confidentiality and Proprietary Rights of any Agreement entered into as an employee of the Company even after employment has ceased.

3. Place of Performance. The Executive acknowledges that he may be required to travel on Company business during the Employment Term. The initial office is located at 40 Wall Street Suites 2701-2702 New York, New York 10005.

4. Compensation. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Employment Term as compensation for all services rendered:

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $450,000 in periodic installments (no less frequently than biweekly) and otherwise in accordance with the Company's customary payroll practices as in effect from time to time. The Executive's base salary shall be adjusted annually by the Company to include an annual cost of living increase of 2.5% in the base salary during the Employment Term. The increased salary due to cost of living will calculate off of each year's base which cannot be less than $450,000. The base salary does not include the cost-of-living increase which the Executive is entitled to. The Executive's base salary may not be decreased during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "**Base Salary**".

4.2 Annual Retention Bonus. The Company shall pay the Executive for each calendar year during the Initial Term (each such year, an "**Employment Year**"),an annual retention bonus (the "**Guaranteed Bonus**") as follows:

Employment Year	Amount of Guaranteed Bonus
1	$200,000
2	$200,000
3	$200,000
4	$200,000

Such bonus shall be broken into four equal installments and paid quarterly, on the last day of March, June, September and December of each Employment Year, prorated from the Effective Date through March 16, 2026.

4.3 Annual Performance Bonus. In addition to the Guaranteed Bonus payments, for each complete Employment Year during the Initial Term, the Executive shall have the opportunity to earn an annual bonus (the "**Variable Bonus**") equal to the percentage of the Base Salary in effect at the beginning of the applicable Employment Year (the "**Variable Bonus Percentage**"), such Variable Bonus to be calculated as follows:

Employment Year	Variable Bonus Percentage
1	50%
2	50%
3	50%
4	50%

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The Variable Bonus shall be determined by the Board, in its reasonable discretion, and shall be based: (i) 50% on the attainment of reasonable performance goals to be achieved by the Executive as mutually agreed to annually by the Board and Executive of the Company and then provided to Executive in writing. These performance target goals must be considered "achievable" by the Executive and reasonable in attainment, and (ii) 50% on the performance and attainment of reasonable overall corporate goals for the company overall as laid out and agreed to by the Board and the Executive. After the Initial Term, the Variable Bonus shall be determined in accordance with the executive bonus plan for the Executive as adopted by the Company from time to time. The Executive acknowledges and agrees that there is no guaranty by the Company or any affiliate of payment of any amount of Variable Bonus for any Employment Year or portion thereof. Further, Executive acknowledges and agrees that, in order to be eligible to receive the Variable Bonus for any Employment Year, the Executive must be employed by the Company on the last day of the applicable Employment Year that the Variable Bonus is paid, unless the Executive shall have been terminated without "Cause" or shall have resigned for "Good Reason", as such terms are defined herein, in which case Executive shall be entitled to receive such Variable Bonus. Variable Bonus will be paid to Executive on or before February 15th following the end of the most recent calendar year.

4.4 Additional Compensation. In addition to any other compensation due to Executive during the Employment Term, the Executive shall have the opportunity to earn additional annual compensation (the "**Additional Compensation**") in accordance with Board granting such compensation for exceptional performance of the Executive if deemed appropriate and approved by a majority of the Board of Directors. Executive must abstain from voting on this award for himself as a board member.

4.5 Equity Awards. On the one year anniversary of the execution and delivery of this Agreement, the Executive shall receive a five-year stock option to purchase 350,000 shares of common stock of Gridiron BioNutrients inc. at the prevailing stock price close on March 16, 2023 subject in all respects to the terms of the equity incentive plan for Gridiron BioNutrients inc. that is put in place, or any successor plan (the "**Plan**"), and subject to the Executive's execution and delivery of an option agreement (the "**Option Agreement**") consistent with the Equity compensation Plan that is in place by the Company that year. Additional equity can be awarded each subsequent year in accordance a Company equity compensation plan and awarded via board grants of equity consistent with the "mean" award for an industry peer group CEO as determined by the compensation committee and supported by appropriate size equity compensation for CEOs within that group.

4.6 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "**Employee Benefit Plans**"), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. The Executive shall be entitled to the same Employee Benefit Plans as other similarly situated senior executives with the Company. Employee is entitled to industry average paid sick-time as well.

4.7 Vacation; Paid Time-off. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company's vacation policies, as in effect from time to time, as set forth in the Company's employee handbook but not to be less than 3 weeks per calendar year. Each subsequent year of service entitles the employee to an additional 3 days of paid vacation. Vacation can accrue and carry-over to the following year if not used by the employee with no penalty to the employee.

4.8 Expense Reimbursement. During the Employment Term, the Executive shall be entitled to receive reimbursement by the Company for all reasonable, and out-of-pocket expenses incurred by him in performing services under this Agreement, The Executive will be reimbursed upon the submission by the Executive of such accounts and records as may be required under Company policy then in effect or as reasonably requested by the CFO or auditors.

5. Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least ninety (90) days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits including two-years of Company paid Cobra health-care insurance, as well as other benefits the company puts in place for employees. Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates other than as set forth herein or in a corporate benefits package that may be enacted after the date of the execution of this agreement if agreeable with Executive. In no case can the package be less than what is in this employment agreement.

5.1 Expiration of the Term, upon Death, Disability, for Cause or Without Good Reason.

(a) The Executive's employment hereunder shall terminate upon expiration of the Employment Term, upon the death or Disability (as defined below) of the Executive, by the Company for Cause (as defined below) or by the Executive without Good Reason (as defined below). If the Executive's employment is terminated upon termination of the Employment Term, upon the death or Disability of the Executive, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any unpaid Base Salary shall be paid in accordance with the Company's customary payroll procedures and any accrued but unused vacation shall be paid within one (1) week following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures; provided that, if the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, then any such unpaid Base Salary shall be forfeited;

(ii) any unpaid Guaranteed Bonus and any earned but unpaid Variable Bonus with respect to any completed or partial Employment Year immediately preceding the Termination Date shall be paid on the otherwise applicable quarterly payment date; provided that, if the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, then any such unpaid Guaranteed Bonus or earned but unpaid Variable Bonus shall be forfeited;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's Employee Benefit Plans as of the Termination Date; provided that in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

(b) For purposes of this Agreement, "**Cause**" shall mean:

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(i) the Executive's continued willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness) in the good faith judgment of the Company;

(ii) the Executive's failure to comply with any valid and legal directive of the Board or the Company that does not conflict with this agreement;

(iii) the Executive's engagement in illegal conduct or misconduct, which, in each case, results in reputational or financial harm to the Company or its affiliates;

(iv) the Executive's embezzlement, misappropriation or fraud, related to the Executive's employment with the Company;

(v) the Executive's conviction of or plea of guilty or *nolo contendere* to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a felony that is work-related, and materially impairs the Executive's ability to perform services for the Company or results in reputational or financial harm to the Company;

(vi) the Executive's material violation of a corporate policy created and in place at the Company at time of this agreement's execution that is not covered by this agreement; and is not cured by Executive within 60 days following written notice

(vii) the Executive's material breach of any material obligation under this Agreement, or any other written agreement between the Executive and the Company at the time of execution of this agreement; or

(viii) any material failure by the Executive to comply with the Company's written policies or rules in place at time of this agreement. Other than as to items (iv) and (v) above, the Executive shall have an opportunity to cure such cause for a period of thirty days after receipt from the Company of written notice detailing such action or inaction, prior to any termination for Cause.

(c) For the purposes of this Agreement, "**Disability**" shall have the meaning set forth in the policy or policies of the long-term disability insurance, if any, that the Company maintains for the benefit of itself and/or its employees. If there is no such policy, or if there is no definition of "disability" applicable under such policy, then Disability shall mean a mental or physical impairment of the Executive that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Executive to be unable to perform his material duties for the Company.

(d) For purposes of this Agreement, "**Good Reason**" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i) a material reduction in the Executive's Base Salary;

(ii) a relocation of the Executive's principal place of employment by more than fifty (50) miles; or

(iii) any material breach by the Company of any material provision of this Agreement.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within thirty (30) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds for the following three-month period.

Notwithstanding the foregoing, in the event that a Change in Control (as defined below) occurs during the Employment Term, the Executive may terminate his employment for any reason during the 120-day period following the Change in Control and such termination shall be deemed to be for Good Reason.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the following: (i) the greater of two years' salary and guaranteed bonus' or the remaining unpaid Base Salary during the remaining Four-Year Term and; (ii) the remaining unpaid Guaranteed Bonus during the remaining Four-Year Term, and (iii) any Additional Compensation as set forth in the Additional Compensation schedule, all subject to the Executive's and Company's execution of a mutual release of claims by the Company, its affiliates and their respective officers and directors. in addition, a mutually agreed upon press release will be issued thanking Executive for service and both parties agree to a non-disparagement policy whereby nothing will be stated or communicated in any manner that would is negative or disparaging about either party. The executive has the right to approve the press release. The Release must be issued within fifteen (15) days following the Termination Date (such fifteen (15) day period, the "**Release Execution Period**"). The amounts payable to the Executive pursuant to this Section 5.2: (i) shall commence, in the case of the unpaid Base Salary amount, on the first payroll date after the end of the Release Execution Period; and (ii) shall be paid, in the case of the unpaid Guaranteed Bonus amount and the unpaid Additional Compensation amount on the later of (x) the first payroll date after the end of the Release Execution Period or (y) the otherwise applicable payment date for such unpaid Guaranteed Bonus amount and unpaid Additional Compensation amount.

5.3 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case within the Employment Term following a Change in Control, the Executive shall be entitled to receive the following: (i) the greater of two years base salary plus guaranteed bonus or the sum of the remaining unpaid Base Salary during the remaining Four-Year Term; (ii) and the remaining unpaid Guaranteed Bonus during the remaining Four-Year Term; and (iii) the remaining unpaid Variable Bonus during the remaining Four-Year Term combined; whichever is greater.. The amounts payable to the Executive pursuant to this Section 5.3(a): (i) shall commence, in the case of the unpaid Base Salary amount, on the first payroll date after the end of the Release Execution Period; and (ii) shall be paid, in the case of the unpaid Guaranteed Bonus amount and the unpaid Variable Bonus amount on the later of (x) the first payroll date after the end of the Release Execution Period or (y) the otherwise applicable payment date for such unpaid Guaranteed Bonus amount and unpaid Variable Bonus amount.

(b) For purposes of this Agreement, "**Change in Control**" shall mean the occurrence of any of the following after the Effective Date: (i) the sale of all or substantially all the assets of Parent or of the Company; (B) any merger, consolidation or acquisition of Parent with, by or into another

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corporation, entity or person; or (C) any change in the ownership of more than fifty percent (50%) of the voting capital stock of Parent or of the Company in one or more related transactions; provided that a "Change in Control" shall not mean the restructuring of Parent for tax or similar corporate purposes if no other events involving a Change in Control shall occur. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A of the Internal Revenue Code of 1986, as amended ("**Section 409A**").

5.4 Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.1(a) on account of the Executive's death) shall be communicated by written notice of termination ("**Notice of Termination**") to the other party hereto in accordance with **Section 15**. The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, including where applicable the determination that a cure has not occurred during the applicable time period; and (c) the applicable Termination Date.

5.5 Termination Date. The Executive's Termination Date shall be:

(a) If the Executive's employment hereunder terminates on account of expiration of the Employment Term, the last day of the Employment Term;

(b) If the Executive's employment hereunder is terminated on account of the Executive's death or Disability, the date of death or the date that the Executive shall have received a notice of Disability which shall not have been contested in good faith;

(c) If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination, and for all purposes of this Agreement, the Executive's Termination Date shall be the date on which such Notice of Termination is delivered; or

(e) If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive's Termination Date shall be the date determined by the Company.

5.6 Resignation from All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the

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Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption to the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date.

7. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the Borough of Manhattan, New York, New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8. Entire Agreement. Unless specifically provided herein, this Agreement, the exhibits hereto and the Subscription Agreement contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can, in prior written notice, be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by another senior officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

10. Severability.

The parties agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties further agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

10a. Indemnification of Executive.

Except as otherwise provided in this Agreement or applicable by law in event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding whether civil, criminal, administrative, or investigative(other than action by the Company against the Executive), by reason of the fact that the Executive is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses(including attorney's fees),judgements,fines,and amounts paid in

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settlement, as actually and reasonably incurred by Executive in connection therewith, except that nothing in this Section shall in any way relieve Executive of his obligation to the Company contained in this Agreement. In the event that both Executive and the Company are made party to the same third party action, complaint, suit, or proceeding, the Company will engage competent legal representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, then the Company may engage separate counsel on Executive's behalf, and the Company will pay all attorneys' fees of such separate counsel. Further, while Executive is expected at all times to use commercially reasonable efforts to discharge Executive's duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith and in, not opposed to, the best interests of the Company, except where executive has exhibited gross and willful negligence or misconduct, or has performed criminal or fraudulent acts that he had no reasonable cause to believe were unlawful and that materially damage the Company.

11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13. Notification to Subsequent Employer. When the Executive's employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenant's sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before or promptly after the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenant's sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated or possible future employer, but only on at least five (5) days prior notice to the Executive.

14. Successors and Assigns. This Agreement is personal to the Executive and may not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. Except as otherwise set forth above, the Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to Company: 40 Wall Street Suites 2701-2702
New York, New York 10005

If to Executive: 23 Scottsdale Ct
Cranbury, New Jersey 08512

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16. Representations of the Executive. The Executive represents and warrants to the Company that: (a) the Executive's acceptance of employment with the Company hereunder will not result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound; and (b) the Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

17. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

20. Compliance with Section 409A.

20.1 General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement are either exempt from, or comply with, Section 409A, and this Agreement shall be interpreted and construed in a manner consistent with that intention. If the Executive or Company believes, at any time, that any such benefit or right is not either exempt from, or compliant with, Section 409A , it shall promptly advise the other, in which event the Company and the Executive shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that the benefits or rights, as amended, are either exempt from, or comply with, Section 409A (with the most limited possible economic effect on the Executive and on the Company).

20.2 Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive's employment shall be made unless and until the Executive incurs a "separation from service" within the meaning of Section 409A.

20.3 No Acceleration of Payment. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

20.4 Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

20.5 Reimbursement or In-Kind Benefits. To the extent any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive as specified under this Agreement, constitutes

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nonqualified deferred compensation (within the meaning of Section 409A), such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

20.6 Delay of Payments if the Executive is a Specified Employee. Any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of the Executive's employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Delay Period"). On the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Gridiron BioNutrients inc. a Nevada corporation

By: ______________________

Name: Jason Frankovich

Title: Board member

Date March 16, 2022

EXECUTIVE:

By: ______________________

Name: Jeffrey kraws

Date March 16, 2022